Exhibit 10.18

AVEXIS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of January 1, 2016, by and between Dr. Brian K. Kaspar, Ph.D. (the “Executive”) and AveXis, Inc., a Delaware Corporation (the “Company”).

RECITALS

A.            The Company desires the association and services of Executive and his skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.            Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.            This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof, including, without limitation that Consulting Agreement, dated January 28, 2014.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.             TERM OF EMPLOYMENT.

The Executive’s term of employment with the Company shall commence on the date hereof, and shall continue for eighteen (18) months (the “Initial Term”) unless terminated earlier in accordance with Section 8 of this Agreement.  After the expiration of the Initial Term, this Agreement shall automatically renew for additional successive one (1) year periods (collectively, the “Renewal Terms”) upon the same terms and conditions that existed at the expiration of the then current Initial Term or Renewal Term, as applicable, unless either party provides written notice of an intent not to renew at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.  The Initial Term together with any Renewal Term shall hereinafter be referred to as the “Employment Term.”

2.             EMPLOYMENT BY THE COMPANY.

2.1          Position; Duties; Location.  Subject to the terms and conditions of this Agreement, Executive shall hold the position of Founder and Chief Scientific Officer.  Executive’s activities shall be as directed by the Company’s Chief Executive Officer (“CEO”) and shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies.  Notwithstanding anything in this Agreement to the contrary, Executive shall not conduct or engage in Research for Company outside of his role at RI (as defined below). For purposes of this Agreement, “Research” is defined as “the systematic, investigation including, research development, testing and evaluation designed to develop or contribute to new knowledge or validate existing knowledge.”  Company may enter into written agreements with RI to sponsor Research activities in areas of interest to Company consistent with the mission of RI, and in Executive’s role within RI, Executive may participate in those sponsored Research activities at RI.  The Company reserves the right to change or modify Executive’s title and/or duties as business needs may require.  Executive shall report to the CEO and his principal place of employment shall be his home office in Columbus, Ohio, provided that the Company reserves the right to require periodic business travel upon reasonable notice to Executive. Executive shall devote appropriate and reasonable business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.  Notwithstanding any language to the contrary, the Company acknowledges and agrees that Executive remains an employee of Nationwide Children’s Hospital (“NCH”) assigned to its affiliate the Research Institute at Nationwide Children’s Hospital (“RI” with every reference to RI also deemed to include NCH), and nothing in this Agreement is intended or shall be construed to create a conflict of interest, time, activity or commitment to RI as an RI employee devoting a significant amount of his business time and attention to RI ( unless otherwise agreed to by RI).

2.2          Policies and Procedures.  The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or its Board of Directors (the “Board”).  In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

2.3        Other Policies Applicable to Executive. The Company acknowledges that Executive is also an employee of, and member of the research faculty of RI, devoting a significant amount of his business time and attention to RI, and that his activities are subject to certain policies and regulations of RI, as well as certain contracts with RI, that relate to, among other things, the disclosure of proprietary information, the publication of research results, and/or the ownership of discoveries and inventions (“RI Policies and Regulations”). The Executive acknowledges and agrees that the Executive must adhere to the RI Policies and Regulations and represents that he has obtained the consent of RI to enter into this Agreement.  Executive further agrees not to improperly use or disclose any proprietary information or trade secrets of RI or Executive’s former or concurrent employers or companies, if any, during Executive’s employment with the Company and not to bring onto the premises of the Company any unpublished documents or any property belonging to RI or Executive’s former or concurrent employers or companies unless consented to in writing by RI or said employers or companies, or unless consistent with terms of Research sponsored by Company at RI.

2.4          Agreement not to Participate in Company’s Competitors.  Except with the prior written consent of the CEO, Executive will not during the Employment Term undertake or engage in any other employment, occupation or business enterprise; provided, however, Executive may continue to perform his usual and customary services for RI, The Ohio State University, and Milo Biotechnology, Inc. (“Milo”) without breaching this Agreement.  During the Employment Term, and except for his interest in Milo, and his positions with RI, The Ohio State University and Milo, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company.  The foregoing restriction, however, is not intended and shall not be construed to prohibit, during or after the Employment Term, Executive from pursuing research with RI funded by a governmental, commercial, non-profit or academic sponsor(s); provided, however, that nothing herein shall, without the Company’s prior written consent, permit Executive to publish Company’s Confidential Information or Third Party Information (as such terms are defined in Section 5) and Executive shall provide the Company with a copy of any materials intended for publication that are reasonably related to the Company’s Confidential Information or Third Party Information at least sixty (60) days prior to submission of any intended publication to give the Company time to review the material for purposes of verifying that none of the Company’s Confidential Information or Third Party Information is disclosed. Ownership by Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.  Notwithstanding the foregoing, nothing in this Section 2.4 shall conflict with or supersede any of Executive’s rights and responsibilities under Section 2.3 hereof. The limitations in this Section 2.4 or those in Section 7.2 shall apply solely to Executive and nothing herein shall or is intended to restrict RI’s or Executive’s current or future ability to engage in Research in the field of research, development and testing of therapies and treatment of spinal muscular atrophy or any other medical condition or disease with any funding source, or shall apply to any engagements of Executive that predate the effective date of this Agreement.

2.5          Representations and Warranties.

(a)           Executive represents and warrants that: (i) Executive has and will maintain all required permits and licenses of any kind that may be required to carry out his employment duties under this Agreement; (ii) Executive’s performance of employment duties hereunder shall be in compliance with all applicable laws, rules and regulations; (iii) Executive’s performance of his employment duties hereunder does and will not infringe upon any patient privacy or intellectual property rights; and (iv) Executive has not been debarred pursuant to the Federal Food, Drug and Cosmetic Act, excluded from a federal health care program, debarred from federal contracting, or convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud.  If, during the term of this Agreement, Executive ceases to be in compliance with the previous sentence: (A) Executive agrees to immediately notify Company upon Executive’s knowledge of such circumstance, and (B) this Agreement shall terminate automatically, as of the first date of such noncompliance, and such termination shall be by Company (and deemed “for Cause”).  Executive shall exercise Executive’s best and independent professional judgment regarding the care and treatment of individual patients.

(b)           Executive represents and warrants that Executive has and will take any actions related to his employment and compensation/reimbursement hereunder required by: (i) any committee of which Executive is a member that develops clinical guidelines, formularies, or purchasing policies, or (ii) any healthcare institution, medical committee, or other medical or scientific organization or government agency that employs or contracts Executive, or to which they have been elected/appointed, which actions may include, by way of example, disclosure of outside financial relationships, approval of outside consulting arrangements, and recusal from participation in certain decision-making activities. Executive certifies that he is not employed by a federal, state, local or foreign government (or an agency thereof, other than The Ohio State University)) and is not an elected or appointed public official.

(c)           Executive agrees to comply with any reporting requirements Company deems reasonably necessary to ensure Company’s compliance with applicable “sunshine”/transparency laws.  Executive acknowledges and agrees that Company may disclose certain payments or transfers of value hereunder in connection with such laws, without violation of any provisions hereunder.

(d)           Executive shall comply with all applicable Company policies and procedures, including, without limitation those pertaining to the reporting of adverse events pertaining to a Company product of which Executive becomes aware during the Employment Term.  Notwithstanding the foregoing, Executive will not disclose any RI information regarding any clinical trial or other research conducted at RI, provided that, in regard to Company products used in clinical trials at RI that have been sponsored by Company, Executive may disclose to Company that information that is required to be disclosed by RI under the applicable sponsored research agreements.

3.             AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall at all times remain, at-will.  This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause or advance notice.

4.             COMPENSATION AND BENEFITS.

4.1          Salary. The Company shall pay Executive a base salary at the annualized rate of $325,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices.  The Base Salary may be increased from time to time in the Company’s discretion.  The Parties acknowledge and agree that the compensation set forth herein is intended to represent the fair market value of Executive’s services to Company, negotiated in an arms-length transaction, and has not been determined in a manner which takes into account the volume or value of any referrals or business otherwise generated between Company and Executive. Executive is being compensated solely for performance of his employment duties described in this Agreement. Nothing in this Agreement is intended, or should be construed as, a reward for past or incentive for future decisions regarding the prescription, use, purchase or recommendation of Company’s products. Company expects Executives to exercise their best and independent professional judgment regarding the care and treatment of individual patients.

4.2          Performance Bonus.  Each calendar year, Executive will be eligible to earn an additional cash bonus with a target bonus of up to forty percent (40%) of the Base Salary, based upon the Board’s assessment of Executive’s individual performance and the

Company’s attainment of targeted goals as set by the Board in its sole discretion.  In order to earn and receive the bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before March 15 of the year following the applicable calendar year for which the performance bonus is being measured.  The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole and absolute discretion.  The Company reserves the right to modify the bonus criteria and targets from year to year.

4.3          Standard Company Benefits.  Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees.  The Company reserves the right to modify, add or eliminate benefits from time to time so long as the Company provides Executive with reasonable advanced written notice.

4.4          Vacation. Executive shall be eligible to accrue vacation time at the rate of fifteen (15) days per year in accordance with the Company’s vacation policy.  Vacation is to be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder and as and to the extent permitted under the Company’s vacation policy.

4.5          Expense Reimbursements.  The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, including, but not limited to, travel expenses from his home office in Columbus, Ohio to the corporate offices of the Company.

5.             CONFIDENTIAL INFORMATION.

5.1          Recognition of the Company’s Rights; Nondisclosure.  Executive understands and acknowledges that his employment by the Company creates a relationship of confidence and trust with respect to the Company’s Confidential Information (as defined below) and that the Company has a protectable interest therein.  At all times during Executive’s employment and thereafter, Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with his work for the Company, or unless an authorized officer of the Company expressly authorizes such in writing.  Executive hereby assigns to the Company any rights he may have or acquire in such Confidential Information and recognizes that all Confidential Information shall be the sole property of the Company and its assigns.  Executive will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information.

5.2          Confidential Information.  The term “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed by the Company during Executive’s employment.  By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-

how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, Executive is free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by Executive, and Executive is free to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

5.3          Exclusions from Confidential Information. The Parties acknowledge and agree that each of the following shall be excluded from, and shall not be considered, Confidential Information: (a) information that is or becomes known to the general public under circumstances involving no breach by Executive of the terms of this Section; (b) information that is approved for public release by the Board or the CEO; (c) information that is obtained by Executive outside the context of the performance of his employment duties for the Company, from a third party who owes no obligation to the Company to maintain such information in confidence; (d) any other information, technology or data provided to, or developed by, Executive without the use of Company resources: or (e) any other information gained by Executive in the course of Executive’s employment duties for RI, Milo or The Ohio State University. Notwithstanding any language in this Agreement to the contrary, in the event that Company sponsors additional Research conducted by Executive in the course of his employment with RI, Confidential Information, and any duties with respect thereto, shall be determined by the provisions of such written agreement(s).

5.4          Third Party Information.  Executive understands, in addition, that the Company has received and in the future will receive confidential and/or proprietary knowledge, data, or information from third parties (“Third Party Information”).  During Executive’s employment and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Executive’s work for the Company, Third Party Information unless expressly authorized by an authorized officer of the Company in writing.

5.5          Patient Information. Executive shall ensure that the use, retention and disclosure of individually identifiable patient information are at all times consistent with the requirements of applicable law and regulations regarding privacy.  Executive shall ensure that, if applicable, all necessary patient consents and/or authorizations have been obtained in accordance with applicable law, and nothing in this Agreement shall be construed to prohibit Executive from fully disclosing that Executive is employed by Company, where such disclosure would be appropriate under industry ethical standards or as part of professional practice.

5.6          Term of Nondisclosure Restrictions.  Executive understands that Confidential Information and Third Party Information are never to be used or disclosed by Executive, as provided in this Section 5.  If, however, a court decides that this Section 5 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, Executive agrees and the Company agrees that the five (5) year period after the date Executive’s employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

5.7          No Improper Use of Information of RI, Prior Employers and Others.  During Executive’s employment by the Company, he will not improperly use or disclose any confidential information, patient information or trade secrets, if any, of RI or of any former employer or any other person or entity to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises of the Company any unpublished documents or any property belonging to RI or to any former employer or any other person or entity, to whom he has an obligation of confidentiality unless consented to in writing by RI or that former employer, person or entity (as applicable), or unless otherwise directly and expressly authorized under any Research agreements between Company and RI.

6.             INVENTIONS AND DISCOVERIES.

6.1          Prior Inventions.  Inventions, if any, patented or unpatented, which Executive makes prior to the commencement of his employment with the Company (the “Prior Inventions”) are excluded from the scope of this Agreement except as otherwise expressly set forth herein.  Executive agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company work product or Research without the Company’s prior written consent and the written consent of the owner of such Prior Invention.

6.2          Inventions.  All rights in any inventions, discoveries, improvements, innovations, developments, concepts designs, research methods and results, processes, formulas, compound, works of authorship, trade secrets, know-how and creations, (patentable or not, or subject to copyright or trade secret protection), and whether or not reduced to tangible form, memorialized or reduced to practice that Executive makes, conceives or reduces to practice, either alone or jointly with others, shall reside in RI, unless otherwise specifically provided for by the terms of a sponsored research agreement.  In the event Company enters into a written agreement with RI to sponsor research conducted by Executive, RI and the Company will determine the terms and conditions of intellectual property rights with respect to any such Invention created or developed under such agreement at that time.

6.3          Ownership of Work Product.  Executive agrees that, except as provided in Section 6.2, the Company will exclusively own all work product that is made by Executive (solely or jointly with others) within the scope of his employment, and Executive hereby irrevocably and unconditionally assigns to the Company all right, title, and interest worldwide in and to such work product.

7.             NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.

7.1          NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS.  In order to protect the Company’s legitimate business interests, including (without limitation) its interests in the Company’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill, Executive agrees that during the Employment Term and for the one (1) year period after the date his employment ends for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Company, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

(a)           solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

(b)           hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding three (3) months of any such prohibited activity or discuss any potential employment or business association with such person, even if Executive did not initiate the discussion or seek out the contact;

(c)           solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom Executive had direct or indirect contact during his employment with the Company or whose identity Executive learned as a result of his employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or

(d)           solicit, perform, provide or attempt to perform or provide any Conflicting Services (as defined in Section 7.2 below) for a Customer or Potential Customer, provided, however, Executive may engage in such activities to the extent such Conflicting Services are part of either (i) Executive’s duties at RI or The Ohio State University, or (ii) the Research and business activities of RI or The Ohio State University, and, provided further, if Executive engages in such activities during the Employment Term, the Company may terminate him for Cause and if Executive engages in such activities during the one (1) year period after the date his employment ends, the Company may cease providing the Severance Benefits.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date

Executive’s employment with the Company ends, (i) contracted for, was billed for, or received from the Company any product, service or process with which Executive worked directly or indirectly during his employment by the Company or about which Executive acquired Confidential Information; or (ii) was in contact with Executive or in contact with any other employee, owner, or agent of the Company, of which contact Executive was or should have been aware, concerning any product, service or process with which Executive worked directly or indirectly during his employment with the Company or about which Executive acquired Confidential Information; or (iii) was solicited by the Company in an effort in which Executive was involved or of which Executive was or should have been aware.

7.2                               NON-COMPETE PROVISION.

(a)                                 In order to protect the Company’s legitimate business interests, including (without limitation) its interests in the Company’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill, Executive agrees that during the Employment Term and for the one (1) year period after the date his employment ends for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Company, Executive will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the world where the Company conducts business, including but not limited to locations where the Company performs research or development activities related to the Company’s products, services or processes, nor will Executive assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the world where the Company conducts business, including but not limited to locations where the Company performs research or development activities related to the Company’s products, services or processes.

(b)                                 Notwithstanding the foregoing, nothing in Section 7 is intended to or shall restrict Executive’s performance of his assigned duties (including Conflicting Services) for RI or The Ohio State University during or after the Employment Term; provided that, Executive shall not use Company Confidential Information or Third Party Information in the performance of such services; and provided further, if Executive provides Conflicting Services during the Employment Term, the Company may terminate him for Cause and if Executive provides Conflicting Services during the one (1) year period after the date his employment ends, the Company may cease providing the Severance Benefits.

(c)                                  The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that is related to or connected with a licensed or sponsored research program of the Company, including the research and development thereof, with which Executive worked directly or indirectly during his employment by the Company or about which he acquired Confidential Information during his employment by the Company.

7.3                               REASONABLENESS OF RESTRICTIONS.

(a)                                 Executive agrees that he has read this entire Agreement and understands it.  Executive agrees that this Agreement does not prevent him from earning a living or pursuing his career and that he has the ability to secure other non-competitive employment using his marketable skills.  Executive agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation, the Company’s Proprietary Rights, Confidential Information and the goodwill of its customers.  Executive represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

(b)                                 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the Company and Executive agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

(c)                                  If the court declines to enforce this Agreement in the manner provided in subsection 7.3(b), the Company and Executive agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified.

(d)                                 Furthermore, the parties agree that the market for the Company’s products is nationwide.  If, however, after applying the provisions of subsections 7.3(b) and 7.3(c), a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the one hundred (100) mile radius from any location at which Executive worked for the Company on either a regular or occasional basis during the one (1) year immediately preceding termination of Executive’s employment with the Company shall be the geographic limitation relevant to the contested restriction.

7.4                               RETURN OF COMPANY PROPERTY.  Upon termination of Executive’s employment or upon Company’s request at any other time, Executive will deliver to Company all of Company’s property, drawings, notes, memoranda, specifications, devices, formals, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Confidential Information and certify in writing that Executive has fully complied with the foregoing obligation.  Executive agrees that he will not copy, delete, or alter any information contained upon his Company computer or Company equipment before Executive returns it to Company.  In addition, if Executive has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Executive agrees to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and Executive agrees to provide the Company access to Executive’s system as reasonably requested to verify that the necessary copying and/or deletion is completed.  Executive further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving the Company, Executive will cooperate with Company in attending an exit interview and certify in writing that Executive has complied with the requirements of this Section.

7.5                               LEGAL AND EQUITABLE REMEDIES.

(a)                                 Executive agrees that it may be impossible to assess the damages caused by his violation of this Agreement or any of its terms.  Executive agrees that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

(b)                                 Executive agrees that if the Company is successful in whole or in part in any legal or equitable action against Executive under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from Executive.

(c)                                  In the event the Company enforces this Agreement through a court order, Executive agrees that the restrictions of Sections 7.1 and 7.2 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

8.                                      TERMINATION OF EMPLOYMENT.

8.1                               Termination at Expiration of the Employment Term, For Cause or Resignation Without Good Reason.  If the Executive’s employment is terminated for failure to renew the Initial Term or any Renewal Term or is terminated by the Company for Cause (defined below), or Executive resigns for any reason other than Good Reason (defined below), the Company shall pay Executive any base salary earned, expenses incurred and unused vacation benefits accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings.  The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

8.2                               Termination Without Cause or Resignation For Good Reason. If at any time Executive’s employment is terminated without Cause or Executive resigns for Good Reason (as both are defined below), then the Company shall pay Executive any earned but unpaid base salary and unused vacation benefits accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings.  In addition, if Executive furnishes to the Company an executed waiver and release of claims in a form to be provided by the Company (the “Release”) within the time period specified therein, but in no event later than forty-five days following Executive’s termination, and if Executive allows such Release to become effective in accordance with its terms, then the Company shall continue payment of Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term (ignoring any decrease in Base Salary that forms the basis for Good Reason), for a period of twelve (12) months following the termination date on the Company’s regular payroll dates (the “Severance Payments”); provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date. In addition, in the event that Executive elects COBRA continuation coverage, the Company shall pay Executive’s COBRA premiums until the earlier of twelve months following the termination of employment or the date

Executive becomes eligible for coverage under another employer’s health plan (the “COBRA Benefits”, and together with the Severance Payments, the “Severance Benefits”).

8.3                               Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                           “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation in a fraud or other willful act of gross misconduct that demonstrably and materially injures the Company; (iii) Executive’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (iv) Executive’s breach of any material term of any contract between such Executive and the Company, including but not limited to this Agreement; (v) Executive’s inability to fulfill his duties under this Agreement due to a conflict with his employment with RI or his obligations to comply with the RI Policies and Regulations, unless such inability has been caused by acts or omissions of the Company; (vi) Executive solicits, performs, provides or attempts to perform or provide Conflicting Services for a Customer or Potential Customer under Section 7.1(d) of this Agreement; (vii) Executive provides Conflicting Services under Section 7.2 of this Agreement; and/or (viii) Executive’s material violation of material Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion.  Prior to any termination for Cause pursuant to each event listed above, to the extent such event(s) is capable of being cured by Executive, (A) the Company shall give the Executive notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and (B) there shall be no Cause with respect to any such event(s) if the Board determines in good faith that such events have been cured by Executive within thirty (30) days after the delivery of such notice. Without limiting the generality of the foregoing, the parties acknowledge and agree that there shall be no Cause with respect to any event listed in (v) above if the Board determines in good faith that such events have been cured by Executive within ninety (90) days after the delivery of such notice.

(b)                                 “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s written consent: (i) a material reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with and upon the same percentage of a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; (iii) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction unless Executive is performing duties and responsibilities for the Company or its successor that are similar to those Executive was performing for the Company immediately prior to such transaction (for example, if the Company becomes a division or unit of a larger entity and Executive is performing duties for such division or unit that are similar to those Executive was performing prior to such transaction but under a different title as Executive had prior to such transaction, there will be no “Good Reason”).  Provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

8.4                               Effect of Termination.  Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company, including, but not limited, to a position on the Board and all positions with any and all subsidiaries of the Company.

8.5                               Section 409A Compliance.  It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A, and the period during which Executive may sign the Release begins in one calendar year and the first payroll date following the period during which Executive may sign the Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments set forth herein are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of termination, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein.  No interest shall be due on any amounts so deferred.

9.                                      INDEMNIFICATION.

The Company shall indemnify Executive to the extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Certificate of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company as of the effective date of this Agreement.  At all times during the Employment Term, the Company shall maintain in effect a directors and officers’ liability insurance policy with the Executive as a covered officer and director.

10.                               GENERAL PROVISIONS.

10.1                        Restricted Stock Purchase Agreement. The parties acknowledge and agree that the terms and conditions of that certain Restricted Stock Purchase Agreement, dated January 28, 2014, by and between the Company and the Executive (the “Restricted Stock Purchase Agreement”) are hereby terminated and the Agreement shall be null and void, except that the parties shall remain bound by the terms of Exhibit A to the Restricted Stock Purchase Agreement, which contains certain indemnification obligations arising out of or resulting from issuance of the Stock (as defined in the Restricted Stock Purchase Agreement).  The Company acknowledges that Executive shall own the Stock free and clear of any purchase options held by the Company.

10.2                        Advertising Waiver.  Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear.  Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.  Notwithstanding the forgoing, Company acknowledges it cannot use the name or logos of RI or the Ohio State University without their express permission in any way that endorses or implies an endorsement of Company or any product of Company.

10.3                        Miscellaneous.  This Agreement, along with Exhibit A to the Restricted Stock Purchase Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. The parties agree that Sections 5, 6, 7, 8, 9 and 10.1 shall survive the termination of this Agreement. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized member of the Board.  This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Illinois as applied to contracts made and to be performed entirely within Illinois.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first written above.

COMPANY:

AVEXIS, INC.

By:	/s/ Sean P. Nolan
Sean P. Nolan
President and Chief Executive Officer

EXECUTIVE:

/s/ Brian Kaspar
Dr. Brian Kaspar, Ph.D.